Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of EZGO Technologies Ltd. on Form F-3 of our report dated February 16, 2021 with respect to our audit of the consolidated statements of operations, comprehensive income, changes in equity and cash flows of EZGO Technologies Ltd. for the year ended September 30, 2020, before the effects of the adjustments to the financial statements for the year ended September 30, 2020 to retrospectively apply the reporting of discontinued operations as described in Note 14, appearing in the Annual Report on Form 20-F of EZGO Technologies Ltd. for the year ended September 30, 2022. We resigned as auditor on August 16, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our resignation. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

May 17, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 1001

Phone 646 442 4845 ● Fax 646 349 5200 ● www.marcumasia.com